Exhibit 5.1
Exhibit 23.2

Hunton Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax HuntonAK.com

November 30, 2018

Walmart Inc.
702 Southwest Eighth Street
Bentonville, Arkansas 72716

Re:	Walmart Inc.
Registration Statement on Form S-8 relating to the Walmart Inc. Stock Incentive Plan of 2015, as amended

Ladies and Gentlemen:

We have acted as special counsel for Walmart Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of its Registration Statement on Form S-8 (the “Registration Statement”), which relates to the registration pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder, of the offer and sale of a total of 50,000,000 shares of the common stock, $0.10 par value per share, of the Company (the “Common Stock”) pursuant to (1) the Walmart Inc. Stock Incentive Plan of 2015, as amended effective February 1, 2018 (the “Plan”), and (2) awards of Shares and awards of rights to acquire shares of Common Stock made to employees of the Company and certain of its subsidiaries pursuant to the Plan. The Plan reflects the amendment and renaming of the Wal-Mart Stores, Inc. Stock Incentive Plan of 2015 (the “2015 Plan”), which 2015 Plan reflected the amendment, restatement and renaming of the Wal-Mart Stores, Inc. Stock Incentive Plan of 2010 (the “2010 Plan”), which 2010 Plan reflected the amendment, restatement and renaming of the Wal-Mart Stores, Inc. Stock Incentive Plan of 2005 (the “2005 Plan”), which 2005 Plan reflected the amendment, restatement and renaming of the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998 (the “1998 Plan”). The shares of Common Stock to which the Registration Statement relates are referred to herein as the “Shares,” and the awards of Shares and awards of rights to acquire Shares outstanding under the Plan on the date hereof and hereafter made pursuant to the Plan are referred to herein as “Awards.” The Shares may be authorized, but not issued and outstanding shares of the Common Stock, shares of the Common Stock held by the Company in treasury, or both.

In rendering the opinion expressed herein, we have examined and relied upon, without investigation or independent verification, among other things, executed originals, counterparts or copies of the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended and restated to date, the Registration Statement in the form to be filed by the Company with the Securities and Exchange Commission (the “Commission”), certain resolutions of the Executive Committee of the Board of Directors of the Company certified to us to be true and correct by the Company, the 1998 Plan, the 2005 Plan, the 2010 Plan, the 2015 Plan, the Plan and other records and documents as we considered necessary or appropriate to enable us to express the opinion expressed herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete originals of all documents submitted to us as photostatic, conformed, notarized or certified copies. As to facts material to our opinion, we have relied, to the extent that we deem such reliance proper and without investigation or independent verification, upon certificates of public officials and certificates of the Company or of officers or other representatives of the Company. For purposes of rendering the opinion expressed below, we have assumed (i) that any conditions to the issuance of the Shares pursuant to the Plan and the Awards made thereunder have been or will be satisfied in full at the time of each issuance of Shares pursuant to the Plan and (ii) that, at the time of issuance of each of the Shares pursuant thereto, the Plan will remain in effect and will not have been amended or modified in any manner that affects adversely the validity of the Shares upon issuance under the terms of the Plan, and none of the Awards and the agreements, documents and instruments governing the award, offer and sale of the Shares pursuant to the Plan (collectively, the “Award Documents”) will contain any provision, inconsistent with such opinion.

Based on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, subject to the Registration Statement becoming effective under the Act and compliance with all other applicable securities laws, the Shares issued after the date on which the Registration Statement becomes effective that are original issuance securities, and, for the avoidance of doubt, any Shares that are held in treasury by the Company after the date on which the Registration Statement becomes effective, in each case, when issued in accordance with the terms of the Plan and the terms of the applicable Award Documents upon receipt by the Company of payment for such Shares of an amount of cash, or other legal consideration having a value, of not less than the aggregate par value of such Shares and upon due registration of such Shares on the Company’s stock transfer records in the name or on behalf of the persons acquiring such Shares pursuant to the Plan and applicable Award Documents, will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware (including applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting those laws) and the applicable federal laws of the United States of America. The opinion expressed above is rendered as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any change of fact, circumstance or law after the date hereof. We express no legal opinion upon any matter other than that explicitly addressed above, and our express opinion herein contained shall not be interpreted to be an implied opinion upon any other matter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Hunton Andrews Kurth LLP